UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

May 14, 2008

Date of Report (Date of earliest event reported)

QUAKER CHEMICAL CORPORATION

(Exact name of Registrant as specified in its charter)

Commission File Number 001-12019

PENNSYLVANIA	No. 23-0993790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Quaker Park

901 Hector Street

Conshohocken, Pennsylvania 19428

(Address of principal executive offices)

(Zip Code)

(610) 832-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

Quaker Chemical Corporation (the “Company”) has finalized plans for a $19.8 million expansion of its Middletown, Ohio manufacturing facility, located at 3431 Yankee Road (the “Facility”). To that end, on May 14, 2008, the Company and FMC Technologies, Inc. (“FMC”) entered into an Engineering, Procurement and Construction Contract (the “FMC Agreement”) pursuant to which FMC’s blending and transfer division will be the general contractor for the Company’s expansion of the Facility. The total value of the FMC Agreement is $18.4 million. The FMC Agreement is a “turnkey” construction contract whereby FMC is obligated to complete the Facility according to the agreed-upon construction plans for the stated contract price. The Company expects construction to begin in the third quarter of 2008 and to be completed in the fourth quarter of 2009.

Further, on May 15, 2008, the Company executed a Financing Agreement with the Butler County Port Authority (the “Authority”) and Brown Brothers Harriman & Co. (“Brown Brothers”) for the issuance of $10.0 million of tax-exempt Industrial Development Revenue Bonds (the “Revenue Bonds”) by the Authority which Revenue Bonds have been purchased by Brown Brothers. The net proceeds of the Revenue Bonds will be used to pay a portion of the construction costs for the expanded facility. The Revenue Bonds have a fixed interest rate of 4.76% per year, have a 20-year term, have customary default provisions, including default for failure to pay principal or interest, and are secured by an interest in certain of the equipment for the expanded Facility to be purchased with the proceeds of the Revenue Bonds.

As part of the total financing of the expansion, the Company has been approved for a low interest loan from the Ohio Department of Development (the “ODOD Loan”) in the amount of $3.5 million for a term of 12 years. The interest rate on the ODOD Loan will vary from 1% to 3% over the term of the loan.

The Company also expects to enter into equipment leases for the expanded facility in the approximate aggregate amount of $5.0 million for terms not to exceed 8 years. The Company plans on using internal sources for any remaining costs.

The Company anticipates dilution in earnings due to accelerated depreciation and other costs related to the realignment of our manufacturing locations. The Company expects the impact to be approximately $0.02 per diluted share in 2008 and approximately $0.12 in 2009 and $0.06 in 2010. Once fully implemented, the Company expects to improve cash flow by approximately $3.0 million per year due primarily to lower manufacturing costs.

Once complete, the expansion project will nearly triple Quaker’s production capacity in Middletown and will centralize the Company’s North American production of steel, cleaner and hydraulic fluid products in Middletown, Ohio.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the discussion on the Revenue Bonds in Item 1.01 of this Report which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is included as part of this report.

Exhibit No.
99.1	Press Release of Quaker Chemical Corporation dated May 20, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUAKER CHEMICAL CORPORATION

Date: May 20, 2008	By:	/s/ Mark A. Featherstone
Mark A. Featherstone Vice President and Chief Financial Officer